UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2017

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54687	27-1627696
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the Portfolio Loan Facility (defined below) is incorporated herein by reference.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
Portfolio Loan Facility
On November 3, 2017, the Company, through indirect wholly owned subsidiaries (each a “Borrower”), entered into a three-year loan facility with Bank of America, N.A., as administrative agent; Merril Lynch Pierce Fenner & Smith Incorporated, Wells Fargo Securities, LLC  and U.S. Bank, N.A., as joint lead arrangers and joint book runners; Wells Fargo Bank, NA, as syndication agent, and each of the financial institutions a signatory thereto (the “Lenders”), for an amount of up to $1.01 billion (the “Portfolio Loan Facility”), of which $757.5 million is term debt and $252.5 million is revolving debt. Proceeds from the term debt were used to pay off and address the upcoming 2018 loan maturities for the existing Town Center Mortgage Loan, RBC Plaza Mortgage Loan, National Office Portfolio Mortgage Loan, 500 West Madison Mortgage Loan, Ten Almaden Mortgage Loan and Towers at Emeryville Mortgage Loan. At closing, $787.5 million was funded, of which $776.0 million was used to pay off the existing mortgage loans (listed above) and the remaining amount was used to pay origination fees and accrued interest. The $787.5 million funded consisted of $757.5 million of term debt and $30.0 million of revolving debt. The Portfolio Loan Facility may be used for the repayment of debt, for tenant improvements, leasing commissions and capital improvements, for working capital or liquidity management of the Company and for other purposes described in the loan agreement. During the term of the Portfolio Loan Facility, the Company has an option to increase the aggregate loan amount by up to an additional $400.0 million in increments of $25.0 million, to a maximum of $1.41 billion, 25% of which would be revolving debt and 75% of which would be term debt, subject to certain conditions contained in the loan agreement.
The Portfolio Loan Facility matures on November 3, 2020, with two 12-month extension options, subject to certain terms and conditions contained in the loan documents.  The Portfolio Loan Facility bears interest at a floating rate of 180 basis points over one-month LIBOR during the initial term of the loan and monthly payments are interest only with the entire balance and all outstanding interest and fees due at maturity, assuming no prior prepayment. The Company will have the right to prepay all of the Portfolio Loan Facility, subject to certain expenses potentially incurred by the Lenders as a result of the prepayment and subject to certain conditions contained in the loan documents. In addition, the Portfolio Loan Facility contains customary representations and warranties, financial and other affirmative and negative covenants (including maintenance of an ongoing debt service coverage ratio), events of default and remedies typical for this type of facility.
On November 3, 2017, KBS REIT Properties III, LLC (“REIT Properties III”), an indirect wholly owned subsidiary of the Company, entered into three interest rate swap agreements with a current aggregate notional amount of $451.5 million. As of November 3, 2017, the Company had three existing interest rate swaps related to the paid off loans with a current notional amount in the aggregate of $306.0 million. As the existing interest rate swaps expire at various times from January 1, 2018 through January 1, 2020, the notional amount of the new interest rate swaps in the aggregate will increase to maintain a notional amount of $757.5 million. The new and existing interest rate swaps, in the aggregate, effectively fix the interest rate on the term portion of the Portfolio Loan Facility at a blended rate of 3.861%, effective from November 3, 2017 through November 1, 2022.
The Portfolio Loan Facility is secured by RBC Plaza, Preston Commons, Sterling Plaza, One Washingtonian Center, Towers at Emeryville, Ten Almaden, Town Center and 500 West Madison. The Company has the right to substitute properties securing the Portfolio Loan Facility at any time, subject to approval of the Lenders and compliance with the terms and conditions described in the loan agreement.
Under the guaranty agreement related to the Portfolio Loan Facility (the “Guaranty”), REIT Properties III (i) provides a guaranty of, among other sums described in the Guaranty, all principal and interest outstanding under the Portfolio Loan Facility in the event of certain bankruptcy or insolvency proceedings involving REIT Properties III, any Borrower or any of their affiliates and (ii) guarantees payment of, and agrees to protect, defend, indemnify and hold harmless each Lender for, from and against, any deficiency, loss or damage suffered by any Lender because of (a) certain intentional acts committed by any Borrower or (b) certain bankruptcy or insolvency proceedings involving REIT Properties III, any Borrower or any of their affiliates, as such acts are described in the Guaranty.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: November 9, 2017	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer